(d)(3)(i)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA SERIES FUND, INC.

OPERATING EXPENSE LIMITS

	Maximum Operating Expense Limit (as a percentage of average net assets)
	Classes
Name of Fund*	A	B	C	I	O	R	R6	W
Voya Capital Allocation Fund(1) Term Expires October 1, 2011 Initial Term for Class W Shares Expires October 1, 2012	1.15%	1.90%	1.90%	0.90%	1.15%	N/A	N/A	0.90%

Voya Core Equity Research Fund Term Expires October 1, 2016	1.25%	2.00%	2.00%	0.89%	1.25%	1.50%	0.74%	1.00%

Voya Corporate Leaders 100 Fund Term Expires October 1, 2013 Initial Term for Class O Shares Expires October 1, 2013 Initial Term for Class R Shares Expires October 1, 2013	0.90%	1.65%	1. 45%	0.65%	0.90%	1.15%	N/A	0.65%

(1) These operating expense limits take into account operating expenses incurred at the underlying Fund level.

	Maximum Operating Expense Limit (as a percentage of average net assets)
	Classes
Name of Fund*	A	B	C	I	O	R	R6	W
Voya Global Target Payment Fund(1), (2)	1.30%	2.05%	2.05%	1.05%	N/A	1.55%	N/A	1.05%

Voya Large Cap Growth Fund Initial Term Expires October 1, 2014 Intial Term for Class R6 Shares Expires October 1, 2014	1.15%	N/A	1.90%	0.90%	N/A	1.40%	0.80%	0.90%

Voya Small Company Fund Initial Term Expires October 1, 2006 Initial Term for Class W Shares Expires October 1, 2009 Initial Term for Class R6 Shares Expires October 1, 2014	1.50%	2.25%	2.25%	1.25%	1.50%	N/A	1.04%	1.25%

Voya SMID Cap Equity Fund Term Expires October 1, 2013	1.00%	1.75%	1.50%	0.75%	1.00%	1.25%	N/A	0.75%

/s/ HE
HE

Effective Date: October 1, 2014 in connection with the proposed merger of Voya Core Equity Research Fund with and into Voya Large Cap Value Fund.

*This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(1)These operating expense limits take into account operating expenses incurred at the underlying Fund level.

(2) The expense limits will remain in effect for the following period, whichever is longer: 1) five years after the shareholder approval of the bifurcated advisory fees; or 2) two years after the last tranche of the ING U.S. IPO (now known as Voya Investment Management).